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                                                                   EXHIBIT 10.22



                        DEVELOPMENT AND LICENSE AGREEMENT


        THIS DEVELOPMENT AND LICENSE AGREEMENT (the "Agreement") is made as of June 8, 1995 (the "Effective Date"), between Wink Communications, Inc., a California corporation with offices at 2061 Challenger Drive, Alameda, CA 94501 ("Wink") and General Instrument Corporation of Delaware, a Delaware corporation with offices at 2200 Byberry Road, Hatboro, PA 19040 ("GI").

        WHEREAS, Wink is the developer of an authoring tool, platform-independent software protocol and a software engine implementing and interpreting the protocol, which protocol and engine can be used to create and deliver interactive television applications;

        WHEREAS, GI is a leading developer and manufacturer of television set-top terminals and other equipment used in cable television and related industries; and

        WHEREAS, the parties wish that Wink adapt its software engine for use on GI's set-top terminals and certain of such other equipment; and

        WHEREAS, GI desires that Wink grant GI certain rights to Wink's software engine and protocol, and Wink desires to grant such rights, all subject to the terms and conditions contained herein.

        NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

1.      DEFINITIONS

        1.1 "Development Schedule" shall mean the schedule for completion of the

Development Activities set forth in Exhibit A hereto.

        1.2 "Specifications" shall mean the technical and other specifications for the Deliverables and the Development Activities to be developed by the parties as described below and in Exhibit A hereto and as set forth thereafter in Exhibit B hereto.

        1.3 "Wink Engine" shall mean Winks software engine described in Exhibit C hereto, in machine executable, object code format, as adapted by Wink as part of the Development Activities, and any and all Updates thereto.



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        1.4 "Development Activities" shall mean the development work to be performed by Wink pursuant to this Agreement and Exhibit A hereto.

        1.5 "Milestone" shall mean each milestone identified in Exhibit A hereto.

        1.6 "Deliverables" shall mean each Deliverable identified in Exhibit A hereto, to be delivered at the time of each completion of a Milestone by Wink.

        1.7 "Task Description" shall mean the description of the Development Activities set forth in Exhibit A hereto.

        1.8 "Intellectual Property Rights" shall mean all current and future worldwide patents and other patent rights, copyrights, mask work rights, trade secrets, and all other intellectual property rights, including without limitation all applications and registrations with respect thereto.

        1.9 "Update" shall mean a new version of the Wink Engine which contains Error corrections or minor new features or functionality, but which is not a New Product, in each case as determined in Wink's sole and reasonable discretion as follows. An Update shall be designated by a change in the digit or digits to the right of the decimal point in the version number. In the case of the version numbers described in Exhibit A hereto, Updates shall be designated by a change to any one of the digits denoted as follows (using the letter "x" as a placeholder): 0.xxx, 1.xxx.

        1.10 "New Product" shall mean a software product which contains major new features or functionality and which Wink offers to its customers at a separate price, in each case as determined in Wink's sole and reasonable discretion as follows. A New Product shall be designated by a change in the digit or digits to the left of the decimal point in the version number.

        1.11 "GI Device" shall mean any set-top terminal manufactured by GI or its third party manufacturers for GI, or any module of such a terminal, in which GI may elect, from time to time and in its sole and reasonable discretion, to include the Wink Engine, and for which, as mutually agreed by the parties, a compatible Wink Engine has either been developed, or will be developed hereunder. GI Devices shall include, without limitation, the CFT 2200 analog terminal and associated Feature Expansion Module, the DCT digital terminal, the LinX interactive module, and the Consumer C-Band Satellite Receiver.

        1.12 "Combined Product" shall mean a GI Device containing the Wink Engine embedded in a ROM or flash ROM chip.

        1.13 "Error Correction" shall mean an error correction by Wink to fix a reproducible programming error resident in the Wink Engine which prevents the Wink Engine from conforming to the Specifications, and which is discovered by Wink or GI and, if discovered by GI, reported to Wink with sufficient information to allow Wink to reproduce such error.



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        1.14 "Protocol" shall mean Wink's Interactive Communicating Applications
 Protocol.

 2.     DEVELOPMENT, DELIVERY AND ACCEPTANCE

        2.1 Development. Wink agrees to perform the Development Activities in accordance with the Task Description and Specifications. In connection therewith, GI shall (i) assist Wink in producing the Specifications and (ii) provide other necessary materials and information, as mutually agreed by the parties in the specifications or otherwise. The parties may agree on additional Development Activities and Task Descriptions by amending Exhibit A hereto. All development work shall be at Wink's sole expense, except as set forth in
 Section 4 below.

        2.2 Provision of Hardware. GI shall provide all equipment reasonably necessary for Wink's performance of the Development Activities to Wink at GI's cost therefor; provided, that Wink shall use such equipment only for the Development Activities. Without limiting the foregoing, such equipment may be described in Exhibit A hereto.

        2.3 Modifications. Wink shall be permitted, upon written approval by GI in each instance, to alter the Specifications commensurate with good faith efforts to finalize and refine the Deliverables in accordance with GI's needs and objective for the Wink Engine.

        2.4    Delivery and Acceptance.

                 2.4.1 Wink shall use all reasonable commercial efforts to complete the Development Activities and each Milestone in accordance with the Development Schedule. Upon completion of each Milestone, Wink shall deliver to GI all applicable Deliverables for evaluation by GI pursuant to Section 2.4.2 below. In the event GI is late in the performance of its obligations with respect to the Development Activities and such delay affects Wink's obligations hereunder, Wink's performance of such affected obligations shall be delayed by the same time period.

                 2.4.2 Within thirty (30) days after receipt, for the Specifications and Development Schedule, or as soon as reasonably practicable, but not more than sixty (60) days after receipt, for Deliverables other than the Specifications and Development Schedule, GI shall review and evaluate such Deliverables and shall provide Wink with a written acceptance of the Deliverables, or a written statement of errors to be corrected. GI shall not withhold acceptance of any Deliverable (except the Specifications and Development Schedule) except in the event that a reproducible programming error, discovered by GI and promptly reported to Wink, is present within such Deliverable and represents a deviation from the Specifications. In addition, GI shall not withhold acceptance due to factors external to the Deliverables or under GI's control. GI's failure to provide an acceptance or statement of errors within such thirty or sixty day period (as applicable) shall be deemed an acceptance of such Deliverables. When errors are identified and confirmed, Wink shall use all reasonable commercial efforts to correct such errors, if any, as soon as practicable, but not more than sixty (60) days after GI's provision of the statement of errors, and to return a copy of the updated Deliverables to GI for review and reevaluation in accordance with the foregoing procedure.



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 The foregoing procedure shall be repeated until acceptance by GI of the
 Deliverables or the parties mutually agree to cease development and terminate this Agreement, with Wink returning to GI any and all royalty advances paid by GI under Section 4.3 hereof which have not been credited against GI's royalty obligations-under Section 4.2 hereof.

        2.5 Transfer of Software. Upon GI's acceptance of all non-Specification Deliverables pertaining to a particular development project, Wink shall deliver to GI a master diskette or other digital storage media (the "Master Media") containing the Wink Engine for use by GI in accordance with the terms of this Agreement, including without limitation Section 3.

        2.6 Right to Pursue Other Projects. The parties acknowledge and understand that, independent of the development efforts hereunder, both Wink and GI have been and continue to be actively engaged in research and development in the field of the Development Activities and in the course of such research and development may have developed or may hereafter develop similar software to the Wink Engine; provided that in GI's case, such similar software shall be developed without use of or reference to the Wink Engine. In addition, Wink may develop or modify the Wink Engine for itself or for others. The parties agree that this Agreement shall not be construed as (i) prohibiting such independent research and development, either on their own behalf or under contract with others, (ii) precluding either party from developing, acquiring, utilizing or distributing such similar software without obligation the other party so long as such research and development or such party do not otherwise breach the terms of this Agreement or (iii) prohibiting such development or modification of the Wink Engine by Wink. Such Submanufacturer with software owned by GI, GI's provision of the Wink Engine to such Submanufacturer shall be subject to (a) Wink's written approval (not to be unreasonably withheld) of such Submanufacturer, and (b) GI's indemnification and holding Wink harmless from and against any loss, cost, liability or expense (including Wink's reasonable attorneys' fees) arising out of or related to a breach of the provisions of subsections (i) - (iv) above by such Submanufacturer.

        3.3 Subdistributors. GI may exercise its distribution rights hereunder through the use of subsidiaries, affiliates, distributors, resellers, cable system operators, value-added resellers, dealers or sales representatives ("Subdistributors"); provided, that each Subdistributor must agree in a signed writing, prior to obtaining the Wink Engine from GI, to be bound to the restrictions on GI set forth in Sections 3.1(b), 3.4, 3.5, 4.7, 7, 8.2, 13,
 16.4 and 16.7 of this Agreement.

        3.4 Proprietary Notices. All copies of the Wink Engines reproduced or distributed by GI shall contain copyright and other proprietary notices in the same manner in which Wink incorporates such notices in the Wink Engine's or in any other manner reasonably requested by Wink.

        3.5 Limitations. GI shall not modify, prepare derivative works of, reverse engineer, disassemble, decompile, or otherwise have or attempt to obtain access to the source code of the Wink Engine, except as permitted under the provisions of Section 15.



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        3.6 Enforcement. GI shall (i) use commercially reasonable efforts to ensure that all Subdistributors and Submanufacturers abide by the terms of their written agreements described herein and (ii) keep Wink apprised of its activities in enforcing such agreements.

 4.     COMPENSATION

        4.1 Non-Recurring Engineering. In consideration of the duties and obligations of Wink under Section 2, GI shall pay Wink the amounts set forth in Exhibit A hereto, at the times set forth in Exhibit A hereto. Any payments based upon completion of any Milestone shall not be payable until GI's acceptance of that Milestone pursuant to Section 2.4. Wink recognizes that GI values time-to-market as an advantage against GI's competitors who may also use Wink's software engine. As a result, Wink has, as of the Effective Date, provided GI with a "head start" in the development of a Wink Engine for the CFT 2200, and Wink agrees to allocate engineering resources sufficient to target delivery of the Wink Engine for GI Devices other than the CFT 2200 on a schedule that is ahead of Wink's targeted delivery of Wink's software engine for any other third party, provided that (i) GI has performed and is performing its obligations hereunder, and (ii) GI demonstrates significant commitment to Development Activities in a timely manner as compared to such third party. For purposes of this Section 4.1, "significant commitment to Development Activities in a timely manner as compared to a third party" means that for any given GI Device for which GI wishes development by Wink to occur, GI (a) has paid development fees and provided working prototype hardware to Wink, and (b) has cooperated with Wink to finalize mutually agreeable Specifications, and that the foregoing conditions have been met by GI before they have been met by a third party for that third party's development activities.

        4.2 Per-Copy Royalty. In consideration for the rights and licenses granted to it under Section 3 above, for each copy of (i) the Combined Product distributed by GI to a Subdistributor and (ii) the Wink Engine distributed on a stand-alone basis to a GI Device by GI or a Subdistributor for use with a particular unit of a GI Device, GI shall pay Wink the per-copy royalty set forth in Exhibit A hereto. GI and its Subdistributors shall have no obligation to pay more than one royalty for any particular unit of a GI Device or Combined Product, except as set forth in Section 4.4. In the event that GI or a Subdistributor distributes a Combined-Product to an end user for which a royalty is or has been paid and thereafter accepts a return of the same unit of Combined Product, GI or such Subdistributor may redistribute such unit of Combined Product without owing an additional royalty hereunder to Wink. In addition, GI shall have no obligation to pay any royalty for any products which do not incorporate the Wink Engine or any portion thereof.

        GI shall make royalty payments to Wink within thirty (30) days after the end of each calendar quarter during the term hereof, with respect to distributions by GI in such calendar quarter. Such payments shall be accompanied by a written report which details, with respect to the applicable calendar quarter (i) the number of Combined Products distributed by GI to Subdistributors, (ii) the number of copies of the Wink Engine for which a royalty is due hereunder distributed by GI and its Subdistributors other than as part of a Combined Product, (iii) the royalty due Wink with respect to Combined Products and copies of the Wink Engine distributed during



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 such calendar quarter, (iv) the number of copies of the Wink Engine (including without limitation Updates) or Combined Products distributed by GI or its Subdistributors for which no royalty is due under the exceptions to this
 Section 4.2 set forth in Sections 4.4 or 4.5 and (v) where applicable, a summary of payments by GI pursuant to Section 11.5 hereof. Subject to the provisions of Section 14, GI in its sole discretion shall determine its marketing strategy with respect to any and all of its products except as may be expressly set forth herein, and nothing in this Agreement shall be construed as a representation, warranty or agreement with respect to the success of such strategy or a commitment with respect to the volume of any such products.

        4.3 Advance Royalties. GI shall pay Wink the non-refundable royalty advances set forth in Exhibit A hereto, at the times set forth in Exhibit A hereto. All advances paid by GI hereunder shall be credited against GI's royalty payments under Section 4.2.

        4.4 Distribution of Updates. GI shall not incur a royalty with respect to its or its Subdistributors' distribution of Updates (as permitted by Section
 8.2 hereof) unless (1) such Update is the first Wink Engine to be distributed to or with a particular unit of a GI Device or (2) the version number of a Wink Engine previously distributed to or with such unit has a lower digit to the left of the decimal point than does the subsequently distributed Wink Engine. Notwithstanding (2) above, any distribution by GI or its Subdistributors of a version number which has the number "1" to the left of the decimal point where the previously distributed version has a "0" to the left of the decimal point shall not incur a royalty to Wink.

        4.5 Promotional Units. GI may distribute a reasonable number of Combined Products (not to exceed 1,000 per calendar quarter) as promotional units, without incurring a royalty therefor to Wink under the provisions of section 4.2.

        4.6 Currency; Taxes. All payments hereunder shall be in United States dollars. GI's non-recurring engineering fees and royalty payments do not include any governmental taxes or charges of any kind that may be applicable to the distribution of the Combined Products or Wink Engines or to payments to Wink hereunder, excluding only taxes based on Wink's net income. GI shall pay or reimburse Wink for all such taxes and charges levied against Wink in a timely manner.

        4.7 Books and Records; Audit. GI agrees to maintain, and to use commercially reasonable efforts to ensure that each third party who distributes the Wink Engine maintain and provide to GI, until two (2) years after the earlier of (i) the termination of this Agreement or (ii) the last shipment of the Wink Engine hereunder, complete and current books, records and accounts regarding all copying and distribution activities pursuant to this Agreement, the payments due to Wink thereon, and payments by GI in accordance with Section
 11.5. GI agrees to allow Wink's independent certified public accountant the right to audit and examine such books, records and accounts and the Master Media delivered to GI no more than once each calendar quarter during GI's normal business hours, upon seven (7) business days' prior written notice, to verify the accuracy of the reports and payments made to Wink under this Section
 4. Such independent C.P.A. shall enter into, a confidentiality agreement containing terms substantially similar to Section 10 hereof, prior to



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 any such audit and examination. In addition, such C.P.A. shall report to Wink only whether or not a shortfall or overpayment has occurred, and the amount of any such shortfall or overpayment. In the event such audit determines that GI has not paid for all of the copies of Combined Products and Wink Engines distributed, GI agrees to pay, in addition to any damages to which Wink might be entitled, the amount of such shortfall. In the event such audit determines that GI has overpaid Wink for all of the copies of Combined Products and Wink Engines distributed, Wink agrees to pay the amount of such overpayment. If any such audit reveals an underpayment to Wink of at least Five Thousand Dollars (US$5,000) or ten percent (10%), whichever is greater, GI shall reimburse to Wink its costs of such examination.

 5.     WARRANTY

        5.1 Product Warranty. Wink's warrants to GI that, for a period of three
 (3) years after GI's acceptance of each non-Specification Deliverable, the Wink Engine (as it is then-constituted) shall function without defects under ordinary use that cause it not to be in substantial conformance with the Specifications. Wink does not warrant that the Wink Engines will meet all of GI's requirements, except as set forth in the Specifications.

        5.2 Defects not Covered by Warranty. Wink's warranty shall not extend to problems in the Wink Engine that result from: (i) GI's failure to implement any Error Corrections or Updates to the Wink Engine which are provided by Wink, to the extent the same are made available to GI free of charge and without material degradation in function and/or performance; (ii) changes to the operating system or environment or GI Devices which adversely affect the Wink Engine (except to the extent the Wink Engine may be deemed to be an operating system or environment); (iii) any alterations of or additions to the Wink Engine performed by parties other than Wink or on Wink's behalf; (iv) use of the Wink Engine in a manner for which it was not designed; (v) accident, negligence, or misuse of the Wink Engine by any party other than Wink personnel; (vi) combination of the Wink Engine with other products not supplied by Wink (except the hardware of the GI Device), which problems do not affect the Wink Engine standing alone; or (vii) operation of the Wink Engine outside of environmental specifications. As used in Subsection 5.2(iii), "on Wink's behalf" shall mean, with respect to a third party, that Wink has authorized such third party to perform such alterations or additions and shall mean, with respect to GI, that Wink has given its written authorization for GI to perform such alterations or additions.

        5.3 Exclusive Remedy. Wink's sole obligation and GI's exclusive remedy under the above warranty shall be for Wink to use all reasonable efforts to make modifications and Error Corrections to the Wink Engines to bring them into conformity with Wink's warranty set forth above; provided, that Wink shall have no obligation to correct all errors in the Wink Engine.

        5.4 Disclaimer. EXCEPT FOR THE ABOVE EXPRESS LIMITED WARRANTY, WINK MAKES AND GI RECEIVES NO WARRANTIES WITH RESPECT TO THE WINK
 ENGINE, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND WINK SPECIFICALLY



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 DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY, NONINFRINGEMENT OR FITNESS
 FOR A PARTICULAR PURPOSE.

 6.     PROPERTY RIGHTS

        GI agrees that prior to, on and after the Effective Date Wink owns and shall own all right, title and interest in (a) the Wink Engines and all modifications and derivatives thereof and (b) all Intellectual Property Rights relating to the design, manufacture, marketing, operation or service of the Wink Engines. Wink shall grant to GI, and does hereby grant to GI, a non-exclusive, non-transferable, royalty-free, perpetual license to use and copy any and all modifications to and the portions of the derivatives of the Wink Engine made by GI; provided, that GI's license in such modifications and derivative portions shall be subject to Wink's underlying rights in the Wink Engine; and further provided, that GI's license in such modifications and derivative portions shall not affect GI's obligation to pay royalties under
 Article 4 with respect to GI's license to the underlying Wink Engine set forth in Article 3. The results of the parties' collaboration with respect to this Agreement shall be owned by the party to whose product the collaboration pertains, subject to each party's copyrights, patents and trademark rights, and subject to any non-disclosure agreement that GI and Wink may hereafter enter into with respect to such collaboration. Each party shall do all things now or hereafter reasonably requested by the other party to confirm and protect the other party's ownership of intellectual property rights contemplated by this
 Section 6. Except as expressly provided in Section 2, Wink does not grant to GI any right, title or interest in the Wink Engines, whether by implication, estoppel or otherwise. All property rights with respect to the Wink Engine and the Protocol not specifically granted herein are reserved to Wink.

 7.     MARKETING; TRADEMARKS AND TRADE NAMES

        7.1 Use of Trademarks. During the term of this Agreement, in the event that GI or its Subdistributors advertises, promotes or markets the Wink Engine or its functionality, whether as stand alone or as part of the Combined Product or any value-added product incorporating the Combined Product, GI shall, and shall ensure that its Subdistributors shall, advertise, promote and market the Wink Engine, the Combined Products and any value-added products incorporating the Combined Products, under the trademarks, marks, trade names, logos, and other product and company identifiers of Wink that Wink may adopt from time to time ("Wink Trademarks"). With respect to distribution of the Combined Products, the Wink Trademarks shall be permanently affixed (for example, not by a sticker or decal) to the Combined Products, in a prominent location (similar in concept to the presentation of the Dolby Stereo logo "ODD", as such logo exists in the marketplace on the Effective Date), and shall be presented distinctly, legibly, and in a size no smaller than the sample trademark provided in the attached Exhibit D and no large than two times the sample trademark provided in the attached Exhibit D. GI has paid no consideration for the use of the Wink Trademarks as set forth herein. GI and its Subdistributors may use trade names, marks or trademarks in addition to the Wink Trademarks in connection with the Combined Product. At no time during or after the term of this Agreement shall GI register, attempt to register or cause the registration of any of the Wink Trademarks other than in Wink's name, at Wink's specific written



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 request and at Wink's expense, except in the event GI adopts, uses or acquires a trademark, mark or trade name substantially similar to a Wink Trademark prior to Wink's adoption, use or acquisition of such Wink Trademark.

        7.2 Proprietary Rights. Except as expressly set forth herein, nothing herein shall grant to GI or its Subdistributors any right, title or interest in the Wink Trademarks. At no time during or after the term of this Agreement shall GI or its Subdistributors challenge or assist others to challenge the Wink Trademarks or the registration thereof or attempt to register any trademarks, marks or trade names confusingly similar to those of Wink, except in the event GI or its Subdistributors adopt, use or acquire a confusingly similar trademark, mark or trade name prior to Wink's adoption, use or acquisition of such Wink Trademark.

        7.3 Approval of Representations. All representations of Wink's Trademarks that GI or its Subdistributors intend to use shall first be submitted to Wink for approval (which shall not be unreasonably withheld) of design, color, and other details, or shall be exact copies of those used by Wink, and shall conform to any reasonable trademark usage guidelines adopted by Wink and supplied to GI. To ensure trademark quality, within a reasonable time prior to GI's first commercial shipment of the Combined Product or any value-added product incorporating the Combined Product (where the components of the value-added product affect, in GI's reasonable discretion, the performance of the Wink Engine) bearing one or more Wink Trademarks, GI shall supply to Wink one such Combined Product or product for inspection and testing by Wink to ensure that such Combined Product or value-added product conforms to Wink's standards of quality for products sold under the Wink Trademarks. In no event shall GI commence commercial shipment of any such Combined Product or other such value-added product incorporating the Combined Product (except as set forth above) under the Wink Trademarks without Wink's prior written approval.

        7.4 Terms of this Agreement; Press Releases. The parties shall cooperate and participate in public relations programs to promote the Wink Engine and the relationship between the parties. Appropriate personnel from each party shall participate in such public relations program. The parties shall cooperate with respect to and mutually approve (not to be unreasonably withheld or delayed) all press releases issued by either party with respect to this Agreement or the parties' relationship. Such approval is intended to protect the timing of disclosure of the availability of the Wink Engine and the Combined Product and of the existence of the parties' relationship, as well as to ensure proper references, accurate information and correct proprietary notices and information. Unless otherwise agreed in writing by the parties, each press release issued pursuant to this Section 7.4 shall contain: (i) in the body of the release, the name and location of both parties and a quote from an executive officer of both parties; (ii) in a footnote at the end of the release, both parties' proprietary notices with respect to technology discussed in the body of the release. Whenever feasible, the press release shall also include the logo of each party. Each party agrees not to disclose the terms of this Agreement to any third party without the other's written consent in its sole discretion, except as required by securities or other applicable laws and to such party's accountants, attorneys and other professional advisors.



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 8.     TRAINING, SUPPORT AND MAINTENANCE

        8.1 Error Corrections. Wink shall use all reasonable and diligent efforts to make Error Corrections to the Wink Engines in a time frame commensurate with the level of severity of the error. GI shall have the right to provide such Error Corrections free of additional charge to its Subdistributors, Submanufacturers for their use consistent with this Agreement.

        8.2 Updates. Wink may, during the term of this Agreement, develop Updates to the Wink Engine. During the term of this Agreement, and subject to the provisions of Sections 4.2 and 4.4 hereof, Wink agrees to make available to GI all such Updates and permit GI to distribute Updates to its Subdistributors and Submanufacturers for their use consistent with this Agreement. GI shall promptly notify its Submanufacturers and Subdistributors of the availability of each Update and, with respect to any and all Updates which do not delete functionality existing in previous versions or materially degrade the functionality of the Wink Engine, GI shall require (in the case of any Submanufacturer) or request (in the case of any Subdistributor) them to promptly using each such Update in place of the previous version of the Wink Engine.

        8.3 Provision of Hardware. GI shall provide to Wink all equipment reasonably necessary for Wink's performance of its obligations under this
 Section 8 at GI's cost therefor; provided, that Wink shall use such equipment only for the performance of its obligations under this Section 8. Without limiting the foregoing, such equipment may be described in Exhibit A hereto. In the event GI is late in the performance of its obligations with respect to this
 Section 8.3 and such delay affects Wink's obligations under this Section 8, Wink's performance of such affected obligations shall be delayed by the same time period.

        8.4 Travel Requirements. In the event that, in the performance of its obligations under this Section 8 or under Section 2, it is mutually agreed by the parties that Wink engineering employees or contractors shall travel from Wink's facility, GI shall pay and/or promptly reimburse Wink for, all reasonable travel (if by air, coach class), room and board, car rental and other similar expenses associated with such travel, which expenses are approved in writing by GI prior to their incurrance; provided that Wink shall not be paid and/or reimbursed for employee or contractor time expended with respect to such travel. Any such travel expenses approved in writing by GI shall be deemed reasonable by virtue of such approval.

        8.5 Applicability of Support Obligations. Wink shall at all times have the obligation to support only the then-current Updated version of the Wink Engine, as well as the immediately prior Updated version of the Wink Engine; provided, that when a new Update is released, Wink will continue to support the older of the two prior Updated versions for a period of six (6) months after the date of such release.



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 9.     TERM AND TERMINATION

        9.1 Term. This Agreement shall commence on the Effective Date and shall continue in full force and effect for an initial term of five (5) years from the Effective Date, unless earlier terminated in accordance with sections 9.b. or 9.c. below or Section 11.2(d). Unless terminated pursuant to Sections 9.b or 9.c below, this Agreement may be renewed by GI for an additional five (5) year term upon giving Wink at least sixty (60) days' written notice prior to the expiration of the initial term.

        9.2 Termination for Cause. If either party defaults in the performance of any provision of this Agreement, and the default is one which is reasonably susceptible of cure, then, in addition to any other remedy which may be available to the non-defaulting party at law or equity, the non-defaulting party may give written notice to the defaulting party that if the default is not cured within thirty (30) days this Agreement shall be terminated. If the non-defaulting party gives such notice and the default is not cured within thirty (30) days, this Agreement shall terminate immediately upon notice by the non-defaulting party. If the default is one which is not reasonably susceptible of cure, this Agreement shall terminate immediately upon the giving of notice by the non-defaulting party, with no cure period provided.

        9.3 Termination for Insolvency. This Agreement shall terminate upon written notice given by a party, at such party's option and without further notice, upon the earlier of: (i) the institution by or against the other party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of the other party's debts, (ii) the other party's making an assignment for the benefit of its creditors, (iii) the other party's declaration in writing of its inability to pay debts as they become due, or
 (iv) the other party's dissolution or ceasing to conduct business as a going concern.

        9.4 Termination for Convenience. GI may terminate this Agreement for any reason or no reason in its entirety at any time by giving Wink at least sixty
 (60) days, prior written notice of such termination.

        9.5 Effect of Termination. Upon the expiration or termination of this Agreement, the following provisions shall take effect:

                9.5.1 Subject to the provisions of Section 9.6, the rights and licenses granted to GI under this Agreement shall automatically terminate, and GI and its Subdistributors shall immediately cease all use of the Wink Trademarks;

                9.5.2 Any and all sublicenses for end use for the Wink Engine or GI Devices granted by GI or its Subdistributors shall continue in effect according to their terms and conditions;

                9.5.3 Within ten (10) days after such expiration or termination, GI shall return, and shall certify to Wink the return of, all Master Media and all Wink Confidential Information in its or its Submanufacturers' possession at the time of expiration or termination. In addition, Wink shall return, and shall certify to GI the return of, all GI Confidential Information in its possession at the time of expiration or termination. GI shall not make or retain any Master Media, copies of the Wink Engines, or any other materials containing confidential information of Wink entrusted to GI. Notwithstanding the foregoing, GI may (i) maintain a single copy of the Master Media and (ii) retain any Confidential Information necessary for support, subject to the provisions of Section 10, both solely to provide support to its Subdistributors and to end users in existence as of the effective date of expiration or termination; and

                9.5.4 The provisions of Sections 5, 6, 9, 10, 11, 12, 13, 14 and 16 shall survive the expiration or termination of this Agreement for any reason.

        9.6 Sell-off Period. In the event of the expiration of this Agreement or a termination by GI, GI may, subject to the provisions of Section 4 (including without limitation GI's obligation to pay royalties in connection with all distributions) dispose of its inventory of Wink Engines and Combined Products on hand, for a period not to exceed one hundred and eighty (180) days after the effective date of such expiration or termination (the "Sell-off Period"), and in connection therewith, GI shall use the Wink Trademarks during the Sell-off Period pursuant to the provisions of Section 7.

        9.7 Destruction of Inventory. Within thirty (30) days after (i) the end of the Sell-off Period, in the event of the expiration or termination of this Agreement by GI or (ii) the effective date of termination, in the event of a termination by Wink, GI shall destroy, and shall certify to Wink the destruction of, all copies of the Wink Engine in its or its Subdistributors' or Submanufacturers' possession.

 10     CONFIDENTIALITY

        10.1 Obligation of Confidentiality. The parties acknowledge that by reason of their relationship to each other hereunder, each may have access to certain information and materials concerning the other's business, plans, customers, technology and products that is confidential and of substantial value to that other party, which value would be impaired if such information were disclosed to third parties ("Confidential Information"). Without limiting the foregoing, Confidential Information shall include the source code of the Wink Engine. Each party agrees that it shall not use in any way, for its own account or the account of any third party, nor disclose to any third party, except as may be expressly permitted under this Agreement, any such Confidential Information revealed to it by the other party and shall take every reasonable precaution to protect the confidentiality of such information. Upon request by either party, the other party shall advise whether or not it considers any particular information or materials to be confidential, provided that the Wink Engine shall at all times be deemed Confidential Information of Wink. Neither party shall develop or have developed any software programs utilizing any of the other party's Confidential Information.

        10.2 Exceptions. Information shall not be deemed Confidential Information hereunder if such information:

                10.2.1 Is or becomes part of the public domain through no fault or breach on the part of the receiving party;

                10.2.2 Is known to the receiving party prior to the disclosure by the disclosing party and such knowledge can be shown by written records;

                10.2.3 Is subsequently rightfully obtained by the receiving party from a third party who has the legal right to disclose it;

                10.2.4 Is independently developed by the receiving party without the use of any Confidential Information or any breach of this Agreement;

                10.2.5  Is approved for public release by the disclosing party;
 or

                10.2.6 Is required to be disclosed by judicial action provided that the receiving party has first given the disclosing party reasonable notice of such requirement and fully cooperates with the disclosing party in seeking confidential treatment for any such disclosure.

 11.    INTELLECTUAL PROPERTY, WARRANTY AND INDEMNITY

        11.1 Warranty. Each party represents and warrants that neither the execution or performance by such party of this Agreement, nor the consummation of any transactions herein does or will violate any law, order, regulation or ruling applicable to such party or its efforts hereunder. In addition, Wink represents and warrants that (a) as of the Effective Date, no action or proceeding alleging intellectual property infringement by the Wink Engine has been threatened or is proceeding against Wink (nor, insofar as Wink is aware, against any entity from which Wink has obtained any rights related to the Wink Engine), (b) it has the exclusive right to license the Intellectual Property Rights in and to the Wink Engine to GI and (c) the Wink Engine does not infringe upon or violate any patent in the U.S. or any country listed in Exhibit F, as the same may be amended from time to time, or any copyright, trade secret or trademark. GI's exclusive remedy, and Wink's sole liability, for a breach by Wink of the warranties of subsections (b) and (c) above shall be Wink's indemnity set forth in this Section 11.

        11.2 Indemnity. Wink agrees to defend, or at its option to settle, any claim, suit, action or proceeding -brought against GI by a third party as a result of Wink's breach of its warranties under 11. 1 (b) and (c) above (an "Action"), and to pay any settlement or final judgment entered thereon against GI, subject to the limitations set forth hereafter. Wink shall be relieved of its obligations hereunder unless GI gives Wink (i) prompt written notice upon becoming aware of the existence of an Action, (ii) sole control over the defense or settlement of the Action and (iii) reasonable assistance in the defense or settlement thereof. If it is, or in the opinion of Wink may be, determined by competent authority that the Wink Engines or any part thereof, or the sale, distribution or use thereof as permitted hereunder infringes any United States patent issued as of the Effective Date, or any copyright, trade secret or trademark of a third party or is enjoined, then Wink at its sole option and expense may (a) procure for GI the right under such patent, copyright, trade secret or trademark to use, reproduce and distribute the Wink Engines or such part thereof or such trademark; (b) replace the Wink Engines or such part thereof or such trademark with other suitable software or trademark without material degradation in performance or functionality; (c) suitably modify the Wink Engines or such part thereof or such trademark to avoid infringement without material degradation in performance or functionality; or
 (d) if none of the foregoing are reasonably feasible, terminate this Agreement and refund to GI all amounts paid by GI hereunder.

        11.3 Limitations. The foregoing indemnity shall not apply to an Action to the extent it arises out of (i) any modification of the Wink Engines by a party other than Wink or on Wink's behalf, (ii) any combination of the Wink Engines with hardware and/or software not supplied by Wink (except the hardware of the GI Device), which infringement does not cover the Wink Engine standing alone, or (iii) any trademarks, trade names or other brandings not supplied by Wink. As used in Subsection 11.3(i), "on Wink's behalf" shall mean, with respect to a third party, that Wink has authorized such third party to perform such modifications and shall mean, with respect to GI, that Wink has given its written authorization for GI to perform such modifications.

        11.4 Disclaimer. THE FOREGOING PROVISIONS OF THIS SECTION 11 STATE THE ENTIRE LIABILITY AND OBLIGATION (EXPRESS, IMPLIED, STATUTORY, IN ANY COMMUNICATION WITH WINK OR OTHERWISE) OF WINK AND THE EXCLUSIVE REMEDY OF GI AND ITS SUBDISTRIBUTORS WITH RESPECT TO ANY ALLEGED INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADE SECRET, TRADEMARK OR OTHER INTELLECTUAL PROPERTY RIGHT BY THE WINK ENGINES OR ANY PART THEREOF.

        11.5 Investigation by Wink. With respect to any and all countries set forth in Exhibit F hereto, as the same may be amended from time to time, which have not acceded to the Patent Cooperation Treaty of the World Intellectual Property Organization, Wink shall have the right, at GI's expense, to conduct reasonable activities to reduce the risk and costs of Wink's obligations under this Section 11 with respect to such country by performing patent searches, prosecuting patent applications, obtaining opinions by patent counsel, and other similar activities which are reasonably necessary or useful in reducing the risk of patent infringement or improving one's position in patent litigation. Wink shall, wherever possible, obtain initial estimates for such activities prior to conducting them and promptly provide such estimates to GI. GI shall pay and/or reimburse Wink for all third party bills, invoices, and similar third party requests for payment with respect to such activities, and GI shall be entitled to credit any and all such payments against its royalty obligations under Section 4.2 of this Agreement.

 12.    INDEMNITY BY GI

        Except with respect to any claim, suit, action or proceeding arising out of any intellectual property infringement by the Wink Engine, GI agrees to defend, or at its option to settle, any claim, suit, action or proceeding brought against Wink by a third party arising out of (i) the manufacture, use or sale of the Wink Engines or Combined Products or (ii) GI's or its Subdistributors' modification, use or distribution of the Wink Engines and the Documentation, and to pay any settlement or final judgment entered thereon against Wink, subject to the limitations set forth hereafter. GI shall be relieved of its obligations hereunder unless Wink gives GI (i) prompt written notice upon becoming aware of the existence of any such claim, suit, action or proceeding, (ii) sole control over the defense or settlement of such claim, suit, action or proceeding and (iii) reasonable assistance in the defense or settlement thereof.

 13.    EXPORT ADMINISTRATION ACT

        GI agrees that unless prior written authorization is obtained from the Bureau of Export Administration or the Export Administration Regulations explicitly permit the reexport without such written authorization, it shall not export, reexport, or transship, directly or indirectly, the Products or any technical data disclosed or provided to GI, or the direct product of such technical data, to any country in country groups Q, S, W, Y, or Z (as defined in the Export Administration Regulations from time to time) or to any other country as to which the U.S. Government (i) requires written authorization before exporting products to such country or (ii) has placed an embargo against the shipment of products, which is in effect during the term of this Agreement.

 14.    REPURCHASE OF COMMON STOCK

        In the event GI has not distributed at least 500,000 units of the Combined Product on or before the third anniversary of the Effective Date, then Wink shall have the right (which right shall be assignable by Wink) to repurchase all shares of Wink common stock previously sold to GI at a purchase price of $5.00 per share for a total consideration of $275,000, payable by check, wire transfer or offset of any outstanding indebtedness of GI to Wink under this Agreement or otherwise. Such right shall be exercisable at any time within sixty (60) days after such third anniversary. GI agrees to execute any documents and take any action reasonably necessary to effect such repurchase.

 15.    ESCROW

        The parties agree to enter into a mutually agreed escrow agreement in substantially similar form as Exhibit E hereto, with Data Securities International, Inc. as the escrow agent. Pursuant to such agreement, Wink shall deposit and maintain the Wink Engine source code. Subject to the provisions of Exhibit E, GI shall be entitled to the release of such source code during any time period in which: (i) Wink is subject to the jurisdiction of any bankruptcy court or (ii) Wink is in material breach of the provisions of Sections 5 or 8, which material breach has not been cured within thirty (30) days after GI's written notice to Wink thereof. The foregoing is subject, however, to the condition that GI is not at that time in material breach of any of its obligations under this Agreement, and such breach has not been cured within thirty (30) days after written notice thereof by Wink. Wink and GI shall share equally all start-up fees, annual renewal fees, deposit fees and any and all other fees due to such escrow agent.

        With respect to the Initial Deposit and Supplemental Deposits made by Wink (as defined in Exhibit E and including all updates made to the Initial Deposit), Wink warrants that, to the best of Wink's knowledge, each such Deposit shall be complete and represent the then-most current version of the Wink Engine.

        Upon any release of the Wink Engine source code to GI, subject to the provisions of Exhibit E, (i) GI shall have a non-exclusive, non-transferable license to use such source code solely to support and maintain the Combined Product until the expiration or termination of GI's rights under Section 3 and only during the time that the release condition exists, (ii) such source code shall be treated by GI as Confidential Information of Wink under the provisions of Section 10 hereof and (iii) Wink shall, within ten (10) days of such release, provide to GI the most current version of the Wink Engine, including all Error Corrections and Updates for the Wink Engine for all GI Devices. As soon as the release condition ceases to exist, GI shall immediately return the source code and all modifications thereto made by GI, as well as the current source code version provided by Wink, to the escrow agent for re-deposit and GI shall delete any and all copies of the source code from GI's computers.

        GI will use the source code solely at its facility at 2200 Byberry Road, Hatboro, Pennsylvania. The source code will be installed on a computer system which is (a) accessible only to GI employees who need access in order to effect the purposes of this Agreement and (b) not accessible through a modem or other means of external communication. GI agrees to keep a written record of all persons authorized to access the source code and will store the source code in a locked facility with limited access when not in use. In addition, GI agrees to inform all employees who are given access to the source code that they are the confidential material of Wink licensed to GI as such. Access to the source code will be limited to those GI employees needing such access to effect the purposes of this Agreement. GI will be fully responsible for the conduct of its employees, agents and representatives who in any way breach this Agreement. GI will enter into a confidentiality agreement with each GI employee who is given access to the source code, which agreement will incorporate the protections and restrictions set forth herein. GI will notify Wink promptly in the event of any breach of its security where it appears that any source code was misappropriated, disclosed in violation of this Agreement or exposed to loss, and GI will take all actions reasonably required to recover the source code in the event of loss or misappropriation or to otherwise prevent its unauthorized disclosure or use. At any time upon request by Wink, GI will provide Wink with the names of all persons who have accessed the source code.

 16.    GENERAL

        16.1 Governing Law and Jurisdiction. This Agreement shall be governed by and construed under the laws of the State of California, without reference to conflict of laws principles.

        16.2 No Assignment. This Agreement and any rights or obligations of GI or Wink hereunder shall not be assigned by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld, except that either party may assign its rights and obligations hereunder to any entity (i) which controls, is controlled by or is under common control with such party or (ii) which acquires all or substantially all of the assets or business of such party to which this Agreement pertains, provided in both cases that such entity shall assume in writing or by operation of law such party's obligations under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

        16.3 Independent Contractors. The relationship of the parties established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to (i) give either party the power to direct and control the day-to-day activities of the other, (ii) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking, or (iii) allow either party to create or assume any obligation on behalf of the other party for any purpose whatsoever.

        16.4 Compliance with Laws. In exercising its rights under this license, each party shall fully comply with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this license.

        16.5 Notices. All notices under this Agreement shall be in writing and sent by (i) certified air mail, return receipt requested, postage prepaid or
 (ii) commercial courier service. If properly addressed to or delivered at the address for each party set forth above, a notice shall be deemed given upon delivery or, where delivery cannot be effected due to the actions of the addressee, upon tender.

        16.6 Entire Agreement. This Agreement represents the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements, understandings, proposals and representations by the parties, including without limitation the memorandum of understanding between the parties dated November 17, 1994.

        16.7 Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER (i) IN THE AGGREGATE FOR ANY AMOUNT IN EXCESS OF THE AMOUNTS PAID (AND THE AMOUNTS WHICH HAVE ACCRUED HEREUNDER BUT HAVE NOT BEEN PAID) BY GI HEREUNDER AND (ii) FOR LOST PROFITS, LOSS OF DATA OR FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES ARISING IN ANY WAY OUT OF THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF

 LIABILITY. As used in this Section 16.7, "lost profits" shall not include, in the case of an infringement of intellectual property rights or the disclosure of source code, actual damages (including without limitation entitlement to a reasonable royalty, as measured by the royalty rate provided for in this Agreement) suffered as a result of such infringement or disclosure, but shall include any profits made by an infringer or discloser. THIS LIMITATION SHALL APPLY EVEN IF SUCH PARTY KNOWS OR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED FOR HEREIN.

        16.8 Counterparts. This Agreement may be executed in any number of counterparts and when so executed and delivered shall have the same force and effect as though all signatures appeared on one document.

        16.9 Severability. The provisions of this Agreement shall be severable, and if any provision of this Agreement shall be held or declared to be illegal, invalid, or unenforceable, such illegal, invalid or unenforceable provision shall be severed from this Agreement and the remainder of the Agreement shall remain in full force and effect, and the parties shall negotiate a substitute, legal, valid and enforceable provision that most nearly reflects the parties' intent in entering into this Agreement.

        16.10 Basis of Bargain. Wink and GI acknowledge and agree that Wink's entering into this Agreement and the amount of GI's royalty hereunder have been done or set in reliance upon the limitations of liabilities and disclaimers of warranty set forth in this Agreement, and that the same form an essential basis of the, parties' bargain.


        IN WITNESS WHEREOF, the parties by their duly authorized representatives have entered into this Agreement as of the Effective Date.


 WINK COMMUNICATIONS, INC.                        GENERAL INSTRUMENT
                                                  CORPORATION OF DELAWARE


 By: /s/ Brian P. Dougherty                       By: /s/ Richard S. Friedland

 Name: BRIAN P DOUGHERTY                          Name: Richard S. Friedland

 Title: PRESIDENT                                 Title: President/C.O.O.

                                    EXHIBIT A

                                   DEVELOPMENT

 1.     Development Task Description

        Wink shall adapt its software engine to be compatible with the CFT 2200 analog terminal with GI's Feature Expansion Module. As and when the parties agree on a commercially reasonable amount of development fees, milestones and Specifications for other GI Devices, Wink shall adapt its software engine to be compatible with GI Devices other than the CFT 2200 analog terminal with GI's Feature Expansion Module.

 2.     Specifications

        The Specifications shall be developed by the parties and accepted by GI. Upon GI's acceptance thereof, the Specifications shall be set forth in Exhibit B hereto. Any modifications to the accepted Specifications shall be made only upon the mutual written agreement of the parties.


 3.     Development Schedule and Milestones

                             Deliverer and
 Milestone                   Deliverables                 Completion Date              Payment
 ---------                   ------------                 ---------------              -------
 Signing                                                  (completed)                  [  *  ]
 Memorandum of
 Understanding

 Draft                       Wink: Draft                  (completed)                  [  *  ]
 Specifications              Specifications

 Firmware                    GI: Initial GI               (completed)                  [  *  ]
 delivery #1                 Server Layer API's

 Firmware                    GI: Initial GI               5/01/95                      [  *  ]
 delivery #2                 Server Layer
                             object code


--------
        * Confidential treatment has been requested with respect to certain portions of this exhibit pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed with the Commission.

 Hardware                    GI: 1 CFT 2200               5/01/95                      [  *  ]
 delivery #1                 unit and I data
                             inserter unit

 Firmware                    GI: Final Server             5/15/95                      [  *  ]
 delivery #3                 Layer API's and
                             object code
                             (including changes
                             requested by Wink,
                             such as to the OSD
                             Server API)

 Hardware                    GI: 9 CFT 2200               6/01/95                      [  *  ]
 delivery #2                 units and 1 data
                             inserter unit


 Delivery of                 Wink: Speci-                 (completed)                  [  *  ]
 specifications              fications


 Delivery of                 Wink: Confirmation           6/15/95                      [  *  ]
 Development                 of Development
 Schedule                    Schedule

 Delivery                    Wink: Wink Engine            9/18/95                      [  *  ]
 of Wink Engine              Version 1.0 object
 Version 1.0                 code


 Acceptance of               Wink: Wink Engine            To be agreed by              [  *  ]
 Wink Engine                 Version 0.75                 the parties in
 Version 0.75                object code                  a signed writing


 Acceptance                  Wink: Wink Engine            To be agreed by              [  *  ]
 of Wink Engine              Version 1.0                  the parties in
 Version 1.0                 object code                  a signed writing

 4.     Per Copy Royalty:

        [  *  ]

 5.     Royalty Advances:

        [  *  ]

 Event                              Advance Amount

 Signing Memorandum of              [  *  ]
 Understanding

 Effective Date                     [  *  ]

 GI's Acceptance of                 [  *  ]
 the Specifications

 GI's Acceptance of                 [  *  ]
 Wink Engine
 Version 0.5, 1.0

 WINK COMMUNICATIONS, INC.                   GENERAL INSTRUMENT
                                             CORPORATION OF DELAWARE

 By: /s/ Brian P. Dougherty                  By: /s/ Richard S. Friedland

 Name: Brian P. Dougherty                    Name: Richard S. Friedland

                                    EXHIBIT D

                              SAMPLE WINK TRADEMARK

                               [see attached page]

                                    EXHIBIT D
                              Sample Wink Trademark




                                [LOGO NOT SHOWN]
                                   Dimensions:
                                 0.45"w x 0.38"h

                                    EXHIBIT E

                           TECHNOLOGY ESCROW AGREEMENT

                                            Account Number 2309030-00001-0709006

This Technology Escrow Deposit Agreement including any Exhibits and Addenda ("Agreement") is effective this 14th day of June (the "Effective Date") by and between Data Securities International, Inc. ("Escrowholder"), Wink Communications, Inc., and General Instrument Corporation ("Licensee").

Notices to Licensor, Licensee and Escrowholder should be sent to the parties as identified in the attached Exhibit A.

WHEREAS, Licensor has or will enter into a contract ("License Agreement") with the Licensee for the use of proprietary technology and other materials of Licensor ("Licensed Materials");

WHEREAS, Licensor and Licensee desire this Technology Escrow Agreement to be supplementary to said contract pursuant to 11 U.S.C. Section 365(n);

WHEREAS, Licensor has deposited or will deposit with Escrowholder the related proprietary data to provide for retention and controlled access for Licensee under the conditions specified below;

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, and in consideration of the promises, mutual covenants and conditions contained herein, the parties hereto agree as follows:

1. Licensor Deposit Account. Following the execution of this Agreement and the payment of the set-up and deposit fees to Escrowholder, Escrowholder shall open a Deposit Account for Licensor and Licensee. The opening of the account means that Escrowholder shall establish an account ledger in the name of the Licensor and Licensee and that Licensor and Licensee shall receive renewal notices as provided in Section 7. Unless and until Licensor makes an Initial Deposit with Escrowholder, Escrowholder shall have no obligation to Licensor and Licensee except as defined by this Section.

2. Initial Deposit. The "Initial Deposit" will consist of all material initially supplied by Licensor to Escrowholder as specified by an accompanying document called a "Description of Deposit Materials" hereinafter referred to as an Exhibit B. Licensor shall make the Initial Deposit within thirty (30) days after the effective date of this Agreement. Escrowholder shall issue to Licensor and Licensee a copy of the Exhibit B within ten (10) days of acceptance by Escrowholder of the Initial Deposit.

3. Deposit Updates. Licensor hereby agrees to update the Deposit with Escrowholder with Deposit materials (i) representing Error Corrections and Updates to the previously escrowed materials for Wink Engines for all GI Devices (all as defined in the License Agreement), other than error corrections, updates, enhancements or releases which represent customized versions of the previously escrowed materials made at the direction of a third party licensee, promptly after such Error Corrections and Updates are made, but no more than three times each calendar year and (ii) representing adaptations to GI Devices (as defined in the License Agreement) other than the CFT 2200, within thirty
        (30) days after their release. The "Supplemental Deposit" will include any materials added to the Deposit. Licensor will submit the Supplemental Deposit accompanied by an Exhibit B, revised to show supplemental materials deposited. Within ten (10) days of acceptance by Escrowholder of such Supplemental Deposit, Escrowholder shall notify Licensor and Licensee by issuing a copy of the Exhibit B.

4. Deposit Inspection. Upon the receipt of the Initial Deposit materials and any Deposit Changes, Escrowholder will visually match the listed items on the Exhibit B to the labeling of such materials. Escrowholder shall not be responsible for verifying the contents or validating the accuracy of Licensor's labeling. Acceptance of the Deposit will occur only when Escrowholder concludes that the Deposit Inspection is complete.

5. Licensee Registration Account. Following the execution of this Agreement and the payment of the registration fee to Escrowholder, Escrowholder shall open a Registration Account for Licensee. The opening of the Registration Account means that Escrowholder shall establish an account ledger in the name of the Licensee and that Licensee shall receive renewal notices as provided in Section 7. Unless and until Licensor makes an Initial Deposit of Materials with Escrowholder, Escrowholder shall have no obligation to Licensee except as defined by this section.

6. Deposit Obligations of Confidentiality. Escrowholder agrees to establish a receptacle in which it shall place the Deposit and shall put the receptacle under the control of one or more of its officers, selected by Escrowholder, whose identity shall be available to Licensor and Licensee at all times. Escrowholder shall exercise a professional level of care in carrying out the terms of this Agreement. Escrowholder acknowledges Licensor's assertion that the Deposit shall contain proprietary data of Licensor and that Escrowholder has an obligation to preserve and protect that confidentiality. Except as provided in this agreement, Escrowholder agrees that it shall not divulge, disclose, otherwise make available to third parties, or make any use whatsoever of the Deposit, or of any information provided to it by Licensor in connection with this Agreement, without the express prior written consent of Licensor. This obligation will continue indefinitely notwithstanding termination of this agreement.

7. Term of Agreement. This Agreement shall have an initial term of one year, commencing on the effective date of this Agreement. This Agreement may be renewed for additional one-year periods upon receipt by Escrowholder of the specified renewal fees. In the event that the renewal fees are not received within thirty (30) days prior to the expiration date, Escrowholder shall so notify Licensor and Licensee of the thirty (30) day expiration period. If the renewal fees are not received within the subsequent thirty (30) days, this Agreement will expire without further notice and without liability of Escrowholder to the parties of this Agreement. Licensee has the right to pay renewal fees and other related fees. In the event Licensee pays the renewal fees and Licensor is of the opinion that any necessary condition for renewal is not met, Licensor may so notify Escrowholder and Licensee in writing. The resulting dispute shall be resolved pursuant to the Dispute Resolution Process defined in Section 11.

8. Expiry. Upon nonrenewal or other termination of this Agreement, all duties and obligations of Escrowholder to Licensor and Licensee will terminate. If Licensor requests the return of the Deposit, Escrowholder shall return the Deposit to Licensor only after all outstanding invoices and the deposit return fees are paid and thirty (30) days' prior written notice has been provided to Licensee by Escrowholder. If the fee(s) are not received by the anniversary date of this Agreement, Escrowholder shall, at its option, destroy or return the Deposit to Licensor.

9. Filing for Release of Deposit of Licensee. Upon notice to Escrowholder by Licensee of the occurrence of a release condition as defined in
        Section 10, and payment of the filing for release fee, Escrowholder shall so notify Licensor by certified mail with a copy of the notice from the Licensee. If Licensor provides contrary instructions within ten
        (10) working days of the mailing of the notice to Licensor, Escrowholder shall not deliver the Deposit to the Licensee. "Contrary instructions" means the filing of an affidavit or declaration with Escrowholder by an officer of Licensor stating that a Release Condition has not occurred, or has been cured. Escrowholder will send a copy of the affidavit or declaration by certified mail to the Licensee who is filing for the release of the Deposit materials. Upon receipt of contrary instructions, Escrowholder shall not deliver a copy of the Deposit and shall continue to store the Deposit until otherwise directed by Licensor and Licensee jointly, or until resolution of the dispute pursuant to Section 11, or by a court of competent jurisdiction.

10.     Release of Deposit to Licensee. Release conditions are as set forth in
        Section 15 of the License Agreement.

        If Escrowholder does not receive contrary instructions from Licensor, Escrowholder is authorized to release the Deposit.

11. Disputes. In the event of Escrowholder's receipt of contrary instructions from Licensee, a dispute with respect to whether a release condition has occurred will be deemed to be present, and Escrowholder shall promptly notify Licensor and Licensee in writing of such dispute. Such dispute will be settled by arbitration by one arbitrator experienced in intellectual property matters in accordance with the commercial rules of the American Arbitration Association (AAA); the escrowed materials shall remain in escrow pending the outcome of such arbitration. Upon receipt of Escrowholder's notice, Licensor and Licensee will have a period of three (3) business days to select an arbitrator. In the event Licensor and Licensee have not selected an arbitrator by the end of the third business day following receipt of notice by Escrowholder, the parties consent to the selection of the arbitrator by the American Arbitration Association within two (2) business days after the parties' failure to select. On or before the fifth (5th) business day after his or her selection, the arbitrator shall meet with Licensor and Licensee and shall hear testimony and other evidence that Licensor and Licensee may wish to present on the issue of whether a release event has occurred. The meetings shall be conducted for a maximum of five (5) consecutive business days and shall be conducted from 8:30 to 5:30 p.m. Licensee shall present up to two days of evidence followed by up to two days of presentation by Licensor, followed by a final day reserved for equal time periods of rebuttal by each party. Within two (2) business days after the close of the presentations, the arbitrator shall determine whether or not a release condition has occurred, and such determination shall be binding on all parties to this Agreement.

12.     Conditions for Use Following Release. Following a release as provided in
        Section 10, Licensee shall have the right to use the Licensed Materials subject to the terms and conditions of the License Agreement. As soon as a release condition under Section 15 of the License Agreement ceases to exist, Licensee shall immediately return the previously escrowed materials and all modifications thereto made by Licensee to Escrowholder for redeposit and shall delete any and all copies of the previously escrowed materials from Licensee's computers.

13. Indemnification. Licensor and Licensee agree to defend and indemnify Escrowholder and hold Escrowholder harmless from and against all claims, actions and suits, whether in contract or in tort, and from and against any and all liabilities, losses, damages, costs, charges, penalties, counsel fees, and other expenses of any nature (including, without limitation, settlement costs) incurred by Escrowholder as a result of performance of this Agreement except in the event of a judgment which specifies that Escrowholder has acted with gross negligence or willful misconduct.

14. Audit Rights. Escrowholder agrees to keep records of the activities undertaken and materials prepared pursuant to this Agreement. Licensor and Licensee will be entitled at reasonable times, during normal business hours and upon reasonable notice to Escrowholder, during the term of this Agreement to inspect the records of Escrowholder with respect to this Agreement.

        Licensor or Licensee will be entitled, upon reasonable notice to Escrowholder and during normal business hours, at the facilities designated by Escrowholder, accompanied by a designated employee of Escrowholder, to inspect the physical status, condition and contents of the Deposit. The Deposit may not be changed by Licensor or Licensee during the audit.

15. Designated Representative. Licensor and Licensee each agree to designate one individual to receive notices from Escrowholder and to act on behalf of Licensor and Licensee respectively with respect to the performance of their obligations as set forth in this Agreement and to notify Escrowholder immediately in the manner stipulated in Exhibit A, in the event of any change from one Designated Representative to another.

16. General. Escrowholder may act in reliance upon any written instruction, instrument, or signature believed to be genuine and may assume that any person giving any written notice, request, advice or instruction in connection with or relating to this Agreement has been duly authorized to do so. Escrowholder is not responsible for failure to fulfill its obligations under this Agreement due to causes beyond its control.

        This Agreement is to be governed by, and construed in accordance with, the laws of the State of California.

        This Agreement, including the Exhibits and Addenda hereto, constitutes the entire Agreement between the parties concerning the subject matter hereof, and will supersede all previous communications, representations, understandings, and agreements, either oral or written, between the parties.

        If any provision of this Agreement is held by any court to be invalid or unenforceable, that provision will be severed from this Agreement and any remaining provisions will continue in full force.

17. Fees. All service fees will be due in full at the time of the request for service. Renewal fees will be due in full upon the receipt of invoice unless otherwise specified by the invoice. For the purpose of annual renewal fees the effective date of this Agreement will be the anniversary date. Invoiced fees must be paid within sixty (60) days of receipt of invoice or Escrowholder may terminate this Agreement. If payment is not timely received by Escrowholder, Escrowholder will have the right to accrue and collect interest at the rate of one and one-half percent per month (18% per annum) from the date of invoice of all late payments.

        All service fees and annual renewal fees will be those specified in Escrowholder's Schedule of Fees in effect at the time of renewal, or request for service, except as otherwise agreed. For any increase in Escrowholder's standard fees, Escrowholder shall notify Licensor and Licensee at least ninety (90) days prior to any renewal of this Agreement. For any service not listed on the Schedule of Fees, Escrowholder shall provide a quote prior to rendering such service.

        Licensor (Wink):               Licensee (GI):                  Data Securities International,  Inc.


        By: /s/ Brian P. Dougherty     By: /s/ Richard S. Friedland    By: /s/ Kathleen M. Lamms
        Date: 6/8/95                   Date: 6/6/95                    Date: 6/14/95

                          EXHIBIT A TO ESCROW AGREEMENT
                              DESIGNATED CONTRACTS

                               DESIGNATED CONTACT

                   Account Number_____________________________


        Notices, Deposit Material returns and
        communication, including delinquencies                    Invoices to Depositor
        to Depositor should be addressed to:                      should be addressed to:
        Company Name:        Wink Communications, Inc.            Wink Communications, Inc.
        Address:             2061 Challenger Drive                2061 Challenger Drive
                             Alameda, CA 94501                    Alameda, CA 94501

        Designated Contact:  Mr. Gary Hammer                      Contact: Ms. Chanel Aquino
        Telephone:           (510) 337-6313                       (510) 337-6301
        Facsimile:           (510) 337-2960                       (510) 337-2960

        State of Incorporation: California

 Notices and communication, including delinquencies       Invoices to Preferred Registrant to
 Preferred Registrant should be addressed to:                       should be addressed to:

 Company Name:        General Instrument Corporation      ___________________________________
 Address:             Communications Division             ___________________________________
                      2200 Byberry Rd.                    ___________________________________
                      Hatboro, PA 19040                   ___________________________________
 Designated Contact:  Christine Rizzo                     Contact:  Accounts Payable
 Telephone:           (215) 442-6947                      Main # (215) 674-4800
 Facsimile:           (215) 956-6408
                      Also Robert Burke, Project Manager,
                      Ted Michaeld

 Requests from Depositor or Preferred Registrant to change the Designated Contact should be given in writing by the Designated Contact or an authorized employee of Depositor or Preferred Registrant.

                                                       Invoice inquiries and fee

 Contracts, Deposit Material and notices to         remittances to DSI should be
 DSI should be addressed to:                        addressed to:

 DSI                                                DSI
 Contract Administration                            Accounts Receivable
 Suite 200                                          Suite 1450
 9555 Chesapeake Drive                              425 California Street
 San Diego, CA 92123                                San Francisco, CA 94104

 Telephone:           (619) 694-1900                (415) 398-7900
 Facsimile:           (619) 694-1919                (415) 398-7914

 Date:__________________________________

                          EXHIBIT B TO ESCROW AGREEMENT

                         DESCRIPTION OF DEPOSIT MATERIAL

                                    EXHIBIT B

                         DESCRIPTION OF DEPOSIT MATERIAL


 Deposit Account Number__________________________________________________

 Depositor Company Name__________________________________________________

 DEPOSIT TYPE:_____Initial_____Supplemental________Replacement
 If Replacement:______Destroy Deposit______Return Deposit

 ENVIRONMENT:
 Host System CPU/OS_____________Version__________Backup_______________________
 Source System CPU/OS______________Version___________Compiler
 Special
 Instructions:__________________________________________________________________
 _______________________________________________________________________________

 DEPOSIT MATERIAL:
 Exhibit B Name_______________________________________Version___________________

 Item label description
        Media                                               Quantity


 For Depositor, I certify that                     For DSI, I received the above
 the above described Deposit                       described Deposit Material
 Material was sent to DSI:                         subject to the terms on the
                                                   reverse side of this Exhibit:

 By_____________________________
 By__________________________________

 Print Name_____________________                   Print
 Name___________________________

 Date____________________________                  Date of
 Acceptance____________________

 Copyright 1983, 1994 DSI                          ISE__________EX.
        B#_________________
 M92EBv2

                                    EXHIBIT F

                                PATENT COUNTRIES

 United Kingdom (Northern Ireland, Scotland, Wales, England)
 Ireland
 Australia
 Canada
 New Zealand
 Brazil
 Spain
 Mexico
 Argentina
 Chile

                  ADDENDUM TO DEVELOPMENT AND LICENSE AGREEMENT

        THIS ADDENDUM (the "Addendum") made as of this 24th day of January, 1997 is to that certain Development and License Agreement dated June 8, 1995 (the "Agreement") by and between Wink Communications, Inc. ("Wink") and General Instrument Corporation of Delaware ("GI").

                                   BACKGROUND

        Wink has adapted the Wink Engine for certain GI Devices provided for in the Agreement and GI desires that Wink adapt the Wink Engine for additional GI Devices under the terms and conditions set forth in the Agreement. The parties wish to provide a mechanism for future development for other GI Devices under the Agreement by incorporating references to a Statement of Work.

                                    AGREEMENT

 1. Terms used in this Addendum with the initial letter capitalized which are not otherwise defined shall have the meanings set forth in the Agreement for such terms. All terms and conditions of the Agreement shall remain in full force and effect.

 2. The agreement is amended as follows:

                2.1 References to "Statement of Work". After each occurrence of the words "Exhibit A hereto" in the Agreement, except in Section 1.2, the words "or the applicable Statement of Work" are added.

                2.2 Section 1.2. The words "Exhibit A hereto and as set forth thereafter in Exhibit B hereto" in Section 1.2 are deleted and replaced with the words "Exhibits A and B hereto or the applicable Statement or Work."

                2.3 Definition of Statement of Work. The following paragraph is added after Section 1.14:

                "1.15 "Statement of Work" shall mean the one or more document(s) to be mutually agreed upon and executed by the parties setting forth the Deliverables, Development Activities, Development Schedule, Milestones, Specifications, Task Description, compensation terms, and other related terms and conditions with respect to each GI Device for which the parties mutually agree to port the Wink Engine. Each Statement of Work shall be attached as an Exhibit to this Agreement and shall be labeled and numbered successively as Exhibit S (e.g., Exhibit S-1, S-2, etc.).

 2.4 Priority of Statement of Work. The following paragraph is added after
Section 16.10:

        16.11 Priority. All terms and conditions of this Agreement shall apply to each Statement of Work, except to the extent such Statement of Work expressly states otherwise."



 WINK COMMUNICATIONS, INC.                         GENERAL INSTRUMENT
                                                   CORPORATION OF DELAWARE

 By: /s/ Maggie Wilderotter                        By: /s/ Edward D. Breen

 Name: Maggie Wilderotter                          Name: Edward D. Breen

 Title: President and CEO                          Title: Vice and President, GI
                                                   Communications Division

                                   EXHIBIT S-1

                     DEVELOPMENT OF WINK ENGINE FOR DCT-1000
                                STATEMENT OF WORK

 1. Device. This Statement of Work relates to the development to be done to port the Wink Engine to the GI DCT 1000 Set-Top Box.

 2. Specifications.  (to be delivered)

 3. Project Managers. GI will assign an ISV manager and an engineering point of contact with responsibility for coordinating the activities under this Statement of Work. These GI personnel will give a top priority to this project.

 4. Loan of GI Equipment. GI shall reasonably support Wink's development activities by lending to Wink the following equipment (the "Equipment"):

        5 DCT-1000 set-top boxes and 1 OM-1000 within fifteen (15) days following the execution of this Statement of Work;

        10 DCT-1000 set-top boxes within forty-five (45) days following the execution of this Statement of Work

 There are no charges by GI for the loan of the Equipment. Such loaned Equipment shall remain GI's property at all times while on loan to Wink and Wink acknowledges that it shall have no property interest in the Equipment. The Equipment is loaned to Wink solely for use by Wink in performance of its obligations under this Statement of Work and shall not be used by Wink for any other purpose. Unless extended by the mutual consent of the parties, Wink shall return the Equipment to GI no later than December 31, 1997, in the same condition as when delivered to Wink, ordinary wear and tear excepted.

 5. Development Activities and Schedule. The Development Activities and Schedule will be jointly prepared and agreed upon by the parties prior to January 31, 1997.

 6. NRE Fees.

         (a) GI shall pay a [*] non-recurring engineering fee within thirty (30) days following the execution of this Statement of Work.

         (b) GI shall pay an additional [*] non-recurring engineering fee within thirty (30) days following the receipt by GI of customer orders for GI Devices containing the Wink Engine (DCT-1000) with an aggregate Wink License Fee of [*].

         (c) GI shall pay an additional [ * ] non-recurring engineering fee as follows:

        Wink shall receive [ * ] of the Wink License Fee received by GI until
        [ * ] has been paid; provided that GI receives Wink's prior consent, which consent shall not be unreasonably withheld, if such Wink License Fee would be less than [ * ] per copy. Such payments shall be due within thirty (30) days after the end of each month in which invoices for a GI Device containing the Wink Engine (DCT-1000) have been issued to a GI customer.

6. Per Copy Royalty. For each copy of the Wink Engine (DCT-1000) distributed, GI shall pay Wink the following per copy royalty in accordance with Section 4 of the Agreement:

        [ * ] of the Wink License Fee received by GI; provided that GI receives Wink's prior consent, which consent shall not be unreasonably withheld, if such Wink License Fee would be less than [ * ] per copy.

7. Wink License Fee. For purposes of this Statement of Work, the "Wink License Fee" shall be equal to the gross price charged by GI to its customers in respect of the license to the Wink Engine (DCT-1000), or, if no price is separately stated, the amount of the purchase price of the GI Device reasonably allocable to such license.


WINK COMMUNICATIONS, INC.                     GENERAL INSTRUMENT
                                             CORPORATION OF DELAWARE


/s/ Maggie Wilderotter              /s/ Edward D. Breen
----------------------              -------------------
Signature                           Signature

Maggie Wilderotter                  Edward D. Breen
------------------                  ---------------
Name                                Name

President and CEO                   Vice President & President GI Communications
-----------------                   --------------------------------------------
                                    Division
                                    --------
Title                               Title

January 30, 1997                    January 24, 1997
----------------                    ----------------
Date                                Date

                                                  [COMPANY LOGO]

                                                  General Instrument Corporation
                                                  GI Communications Division
                                                  2200 Byberry Road
                                                  Hatboro, Pennsylvania 19040
                                                  Tel 215 674 4800
January 24, 1997



Wink Communications, Inc.
1001 Marina Village Parkway
Alameda, CA 94501
Attention:     Matt Trifiro

Re:     Travel Requirements for Development of Wink Engine for DCT-1000

Dear Matt:

General Instrument understands that, in the performance of Wink's obligations to develop the Wink engine for the DCT-1000 pursuant to the Statement of Work (Exhibit S-1) effective January 24, 1997, Wink shall require two engineers to travel from Wink's facility to General Instrument for a period of two weeks per month for six months. Please accept this letter as General Instrument's authorization of such travel requirements; provided such travel expenses are approved in accordance with Section 8.4 of the Development and License Agreement dated June 8, 1995.

Regards,


Edward D. Breen
Vice President and President,
GI Communications Division

                                 [COMPANY LOGO]
                               WINK COMMUNICATIONS




30 January 1997



VIA AIRBORNE EXPRESS

General Instrument Corporation
GI Communications Division
2200 Byberry Road
Hatboro, Pennsylvania 19040

Attn: Lee S. Zimmerman

Dear Lee,

Enclosed are the following documents executed on behalf of Wink Communications,
Inc:

        1      Addendum to Development and License Agreement; and
        2.     Statement of Work (Exhibit S-1).

Thank you for your assistance in completing this Agreement.

Sincerely,



/s/ Chanel S. Aquino
Manager, Administration

                     [COMPANY LOGO]
                     General Instrument Corporation            Lee S. Zimmerman
                     GI Communications Division                Assistant General
Counsel
                     2200 Byberry Road
                     Hatboro, Pennsylvania 19040
                     Tel 215 957 8302 Fax 215 956 6408

January 24, 1997

VIA FEDERAL EXPRESS


Wink Communications, Inc.

1001 Marina Village Parkway
Alameda, CA 94501
Attention: Matt Trifiro


Dear Matt:

Enclosed are the following documents executed on behalf of General Instrument:

               1.  Addendum to Development and License Agreement ("Addendum");
               2.  Statement of Work (Exhibit S-1); and
               3.  Travel Authorization Letter.

Please arrange for Maggie Wilderotter to sign the Addendum and Statement of Work and return an executed set of documents to my attention.

It has been a pleasure working with you on this matter.

Regards,


/s/ Lee S. Zimmerman
Lee S. Zimmerman

Enclosures
cc:     David Robinson
        Denton Kanouff

                                 SECOND ADDENDUM
                                       TO
                        DEVELOPMENT AND LICENSE AGREEMENT

        THIS SECOND ADDENDUM (the "Second Addendum") made as of this 18th day of August, 1997, between Wink Communications, Inc. ("Wink") and NextLevel Systems, Inc. ("NLS") is to that certain Development and License Agreement dated June 8, 1995, as amended by the Addendum to Development and License Agreement dated as of January 24, 1997 (the "Agreement") by and between Wink and General Instrument Corporation of Delaware.

                                   BACKGROUND

        Wink and NLS desire to promote the Wink ITV technology and to showcase the features of the CFT 2200 by providing up to one million Wink Engines for the CFT 2200 free of charge to certain cable system customers. Wink and NLS also desire to market jointly this offer to the specified cable system customers under the terms and conditions set forth herein,

                                    AGREEMENT

1. Terms used in this Addendum with the initial letter capitalized which are not otherwise defined shall have the meanings set forth in the Agreement for such terms. Except as specifically modified herein, all terms and conditions of the Agreement shall remain in full force and effect,

2. The agreement is amended as follows:

        2.1 Promotional Units. Section 4.5 shall be amended and restated in its entirety as follows:

        "4.5   Promotional Units.

                (a) NLS may distribute a reasonable number of Combined Products (not to exceed 1,000 per calendar quarter) as promotional units, without incurring a royalty therefore to Wink under the provisions of Section 4.2.

                (b) In an effort to promote the Wink ITV technology and to showcase the features of NLS's CFT 2200, the parties agree to provide up to one million Wink Engines for the CFT 2200 (including Wink Engines included in Combined Products) free of charge to certain cable system customers identified on Exhibit H hereto ("CFT 2200 Promotional Customers") under the following conditions:
                        (i) the CFT 2200 Promotional Customer enters into a licensing agreement with Wink and commits to deploy Enhanced Broadcasting applications (i.e.

                        program-synchronous applications) prior to December 31, 1997; (ii) the CFT 2200 Promotional Customer shall be entitled to receive up to that number of free Wink Engines equal to the number of CFT 2200 units deployed or in inventory at the time of Wink conversion (i.e. installation), (iii) systems that desire only Wink virtual channel applications (" CableSoft Systems") shall become CFT2200 Promotional Customers in the event that CableSoft pays to Wink $1,250.00 per month per system until such time as the CFT2200 Promotional Customer deploys Enhanced Broadcasting applications, limited to (5) systems and a total of 150,000 free Wink Engines of the one million Wink Engine total; and (iv) NLS shall not incur a royalty to Wink under the provisions of Section 4.2 for any Wink Engines distributed to CFT 2200 Promotional Customers and in consideration of this royalty waiver, NLS agrees that it shall waive the Wink engine license fee payable by such CFT 2200 Promotional Customers.

                (c) Wink and NLS may add or delete CIFT 2200 Promotional Customers listed on Exhibit H or change the number of free Wink Engines distributed upon mutual agreement of the parties; provided that the number of free Wink Engines shall not exceed one million.

                (d) Notwithstanding anything contained herein to the contrary, NLS is not consenting to waive any fees associated with NLS field engineering support or other technical assistance or services required to install or launch Wink services, even if such waiver is a condition of deployment by a CFT 2200 Promotional Customer. Such field engineering support or other technical services shall be billed by NLS at NLS's standard rates then in effect either to the CFT 2200 Promotional Customer or (at Wink's option) to Wink."

        2.2 Joint Marketing to CFT 2200 Promotional Customers. The following paragraph is added after Section 7.4:

               "7.5 Joint Marketing to CFT 2200 Promotional Customers. Wink and NLS shall cooperate and work together in presenting the offer of free Wink Engines to the CFT 2200 Promotional Customers as a joint offer from both companies. No third party has the right to make the free engine offer to any CIFT 2200 Promotional Customer or any other customer. The parties intend to promote both program synchronous and program asynchronous (virtual channel) applications."

3. Transfer to NextLevel Systems, Inc. Wink acknowledges and agrees that as a result of the reorganization of General Instrument Corporation, all rights and obligations of General Instrument Corporation of Delaware under the Development and License Agreement, as amended, have been assigned and delegated to NLS and that neither General Instrument Corporation nor General Instrument Corporation of Delaware shall have any further obligations under the Development and License Agreement, as amended.


WINK COMMUNICATIONS, INC.                    NEXT LEVEL SYSTEMS, INC.


By: /s/ Maggie Wilderotter            By: /s/ Dan Moloney
Name: Maggie Wilderotter              Name: Dan Moloney
Title: CEO & President                Title: Vice President and General Manager,
                                      Analog Network Systems - Broadband
                                      Networks Group

                                    EXHIBIT H

                         CFT 2200 PROMOTIONAL CUSTOMERS


Customer                           Est. 1997                  Customer                        Est.
1998
                                   Engines (000)
Engines (000)
TW Manhattan                       30                         Intermedia Carolinas            16

TW Tampa                           120                        Cox Macon                       30

TW Orlando                         140                        Cox Hampton Roads               50

TW Columbus                        110                        Comcast Midwest                 30

TW Cincinnati                      100

TW Raleigh                         50                         Falcon Malibu                   10

TKR/TCl Piscataway                 50                         Cogeco Quebec                   30

MediaOne Pompano/                  50                         Cablevision Cleveland           35

   Jacksonville/Ventura

                                                              TOTAL                           851